Exhibit 4.22

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of January 22, 2021 (the “First Amendment Date”), by and among OXFORD FINANCE LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 2 route d’Arlon, 8008 Strassen, Grand Duchy of Luxembourg and registered with the Luxembourg commercial register under number B243395, acting in respect of its Compartment 1 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and IMMUNOCORE LIMITED, a private limited company incorporated under the laws of England  and Wales and limited by shares under registration number 6456207 with offices located at 92  Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY, UK  (“Parent” and  “Borrower”), IMMUNOCORE LLC, a Delaware limited liability company and  wholly  owned  subsidiary  of  Parent  with offices located at Six Tower Bridge, Suite  540, 181 Washington Street, Conshohocken, PA 19422 (“Core Sub”) and IMMUNOCORE COMMERCIAL LLC, a Delaware limited liability company and wholly owned subsidiary of Core Sub with offices located at Six Tower Bridge, Suite 540, 181 Washington Street, Conshohocken, PA 19422 (“Commercial Sub”) (Parent, Core Sub and Commercial Sub, each, an “Existing Loan Party” and collectively, the “Existing Loan Parties”) and IMMUNOCORE HOLDINGS LIMITED a  private  limited company incorporated under the laws of England and Wales and limited by shares under registration number 13119746 with offices located at 92 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY,  UK  (“New Loan Party”) (Core Sub, Commercial Sub and New Loan Party, each a “Guarantor” and collectively “Guarantors”) (New Loan Party and Existing Loan Parties, individually and collectively, jointly and severally, “Loan Parties”).

WHEREAS, Collateral Agent, Existing Loan  Parties  and  Lenders  party  thereto  from  time  to  time  have entered into that certain Loan and Security Agreement, dated as of November 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders  have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, New Loan Party has entered into that certain share exchange agreement dated on or around the date of this Amendment between, amongst others, the members of the Borrower (as sellers) and the New Loan Party (as buyer), pursuant to which the members of the Borrower agreed to transfer, and the New Loan Party agreed to acquire, the entire issued share capital of Borrower, in the form attached hereto as Exhibit A and without any further amendments to the terms thereof, the “Exchange Agreement”) pursuant to which, among other things, Borrower/Parent shall become a wholly owned subsidiary of New Loan Party (the “Exchange Transaction”); and

WHEREAS, Loan Parties, Collateral Agent and Lenders desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the  promises,  covenants  and  agreements  contained  herein, and other good and valuable consideration, the receipt and adequacy of  which  are  hereby  acknowledged,  the Loan Parties, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Joinder.

a.
New Loan Party. New Loan Party hereby is added as a “Loan Party” and a “Guarantor” under  the Loan Agreement. All references in the Agreement to a “Loan Party” shall hereafter mean and include the Existing Loan Parties and New Loan Party, individually and collectively, jointly and severally; and New Loan Party shall hereafter have all rights, duties and obligations of a “Loan Party” thereunder. All references in the Agreement to a “Guarantor” shall respectively hereafter mean and include the Commercial Sub, Core Sub and New Loan Party, individually and collectively, jointly and severally; and New Loan Party shall hereafter have all rights, duties and obligations of a “Guarantor” thereunder.

b.
Joinder to Loan Agreement. New Loan Party hereby joins the Loan Agreement, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and the Loan Documents to which it is a party, as if it were originally named a “Loan Party” therein (effective as of the date of this Amendment).

c.
Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, New Loan Party hereby grants to Collateral Agent, for the ratable benefit of Lenders, a continuing lien upon and security interest in all of New Loan Party’s now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located. New Loan Party further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Collateral Agent and each Lender that are reasonably deemed necessary by Collateral Agent or any Lender in order to grant a valid, perfected first priority security interest to Collateral Agent, for the ratable benefit of Lenders, in the Collateral. New Loan Party hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to the New Loan Party, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of the Loan Agreement, by the New Loan Party, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code. Notwithstanding the foregoing, or anything to the contrary herein, no filing or registration of the Loan Agreement shall be made with Companies House in the United Kingdom. Without limiting the generality of the foregoing, New Loan Party hereby grants and pledges to Collateral Agent, for the ratable benefit of the Lenders, to secure the prompt payment and performance of all of the Obligations, a perfected security interest in all of the issued and outstanding shares of capital stock of Parent and shall deliver to Collateral Agent one or more original stock certificates, if certificated, representing such shares together with duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent, within seven (7) Business Days of receipt by the relevant member of New Loan Party of the duly stamped STFs.

d.
Representations and Warranties. New Loan Party hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Agreement and the Loan Documents to which New Loan Party is a party made on the part of Existing Loan Parties are true and correct on the date hereof (as updated by the Perfection Certificate delivered to Oxford on or around the date of this Amendment) with respect to Existing Loan Parties and New Loan Party, with the same force and effect as if New Loan Party were named as “Loan Party” in the Loan Agreement and the Loan Documents to which it is a party in addition to Existing Loan Parties.

3.	Consent.

a.
Collateral Agent and Oxford, which constitute the Required Lenders, hereby consent to the Exchange Transaction on the date hereof, strictly in accordance with the terms of the Exchange Agreement and, to the extent that any waivers under the Loan Agreement or any other Loan Document, including, without limitations, Section 7.3 of the Loan Agreement, are required for Borrower to enter into the Exchange Agreement and consummate the Exchange Transaction, Collateral Agent and Required Lenders hereby provide such waivers.

4.	Section 6.2(a)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i)           as soon as available, but no later than thirty (30) days after the last day of each month (other than January month-end reporting of each year, for which month only the following summary financial reporting shall be due each year: (A) the month-end unrestricted cash balance (inclusive of investments), (B) the cash burn for the month (net of cash received from collaboration revenue or financing activities), (C) any cash from collaboration and/or product revenue, and (D) any cash proceeds from financing activities), a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such month certified by a Responsible Officer, prepared in accordance with IFRS, and in a form reasonably acceptable to Collateral Agent, provided, however, that in the event that Parent or HoldCo becomes subject to the reporting requirements under a U.S. national stock exchange and Parent or HoldCo becomes subject to the reporting requirements under the Securities Exchange Act of 1934, then Parent or HoldCo, as applicable, shall no later than the due date of its filing of its quarterly report on Form 10-Q (or equivalent) under the Securities Exchange Act of 1934 (but in any event if not provided in accordance with the foregoing clause, no later than 90 days after the end of the applicable fiscal quarter, deliver a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for the applicable fiscal quarter certified by a Responsible Officer, prepared in accordance with IFRS, with a Compliance Certificate, and in a form reasonably acceptable to Collateral Agent);

5.	Section 6.2(a)(vi) of the Loan Agreement is hereby amended and restated as follows:

(vi)         in the event that Parent or HoldCo becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) Business Days of filing, direct Collateral agent to the links to all reports on Form 10 K, 10 Q and 8 K filed with the Securities and Exchange Commission;

6.	Section 6.2(a)(viii) of the Loan Agreement is hereby amended and restated as follows:

(viii)      with the next due Compliance Certificate notice of any material amendments of or other material changes to the capitalization table of Parent (unless Parent or HoldCo is a reporting company), provided that for the avoidance of doubt, no reporting is required for changes solely due to stock option plan issuance and changes.

7.	The Loan Agreement is hereby amended by adding the following Section 6.14 thereto:

6.14        IPO. No later than April 20, 2021, HoldCo must receive unrestricted net cash proceeds of not less than Seventy Five Million Dollars ($75,000,000.00) from the sale and issuance of its equity securities (whether in a public market or otherwise) and/or in the form of upfront payments from the entrance into a collaboration agreement or similar business development agreement with an unaffiliated third party (which agreement must otherwise be permitted under the terms of this Agreement), and/or Subordinated Debt (or any combination of the foregoing).

8.	Section 7.2 of the Loan Agreement is hereby amended and restated as follows:

7.2         Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Parent unless written notice thereof is provided to Collateral Agent within five (5) Business Days of such change, or (ii) enter into any transaction or series of related transactions in which the stockholders of any Loan Party who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Parent’s equity securities in a public offering, a private placement of public equity or to venture capital and or strategic investors so long as Parent identifies to Collateral Agent the venture capital investors prior to the closing of the transaction or with other than with respect to the Exchange Transaction and the Exchange Agreement). The Loan Parties shall not, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations (i) contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of the Loan Parties or any of their Subsidiaries and (ii) are not a Loan Party’s or their Subsidiaries’ chief executive office); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization. For the avoidance of doubt, the transfer of the entire issued share capital of the Borrower to HoldCo pursuant to the Exchange Agreement and the related transactions under the Exchange Agreement and Exchange Transaction shall not cause or constitute a change of control or breach, as applicable, under this Section 7.2, Section 5.10, Section 7.3, or otherwise under this Agreement.

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9.	The Loan Agreement is hereby amended by deleting therefrom Sections 7.3(b) and 7.3(c).

10.	The following Section 7.12 is hereby added to the Loan Agreement:

7.12        HoldCo Assets. HoldCo holding (i) assets exceeding Five Hundred Thousand Dollars ($500,000.00) in value, or (ii) any Intellectual Property, provided that HoldCo may hold (a) Shares of Parent, at all times, plus (b) from time to time HoldCo may hold or maintain total assets valued at up to Ten Million Dollars ($10,000,000) (inclusive of the assets allowed for in (i)) for up to thirty (30) consecutive days.

11.	Section 8.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)          A Loan Party or any of their Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Other Entities), 6.12 (Creation/Acquisition of Subsidiaries), 6.14 (IPO) or the Loan Party violates any covenant in Section 7; or

12.	Section 8.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

8.12        Delisting. After the initial public offering of any class of equity securities of HoldCo, the shares of such class of equity securities of HoldCo, are delisted for thirty (30) days from the primary stock exchange on which they are traded because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed no later than thirty (30) days after such delisting on any other nationally recognized stock exchange in the United States or United Kingdom having listing standards at least as restrictive as the aforementioned primary stock exchange;

13.	Section 10 of the Loan Agreement is hereby amended by amending and restating the address for Borrower and Guarantors therein as follows:

If to Borrower and/or	IMMUNOCORE HOLDINGS LIMITED
Guarantors:	IMMUNOCORE LIMITED
IMMUNOCORE LLC
IMMUNOCORE COMMERCIAL LLC
92 Park Drive, Milton Park
Abingdon
Oxon
OX14 4RY
United Kingdom
Attn: Brian Di Donato, Chief Financial Officer
and Lily Hepworth, Chief Legal Counsel
Fax: +1 (610) 828-5918
Email: brian.didonato@immunocore and
lily.hepworth@immunocore.com

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With a copy to:	IMMUNOCORE HOLDINGS LIMITED
IMMUNOCORE LLC
IMMUNOCORE COMMERCIAL LLC
Six Tower Bridge, Suite 540
181 Washington Street
Conshohocken, PA 19422
Attn: Brian Di Donato, Chief Financial Officer
and Lily Hepworth, Chief Legal Counsel
Fax: +1 (610) 828-5918
Email: brian.didonato@immunocore and
lily.hepworth@immunocore.com

14.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:
“First Amendment Date” is January 22, 2021.
“HMRC” means HM Revenue & Customs.
“HoldCo Security Agreement” is that certain Debenture, dated of the First Amendment Date, entered into by Collateral Agent and HoldCo, granting a security interest in the assets of HoldCo to secure the performance of the Obligations, as such agreement may be amended or amended and restated from time to time.
“STFs” means the stock transfer forms executed pursuant to the Exchange Transaction (and for this references to such STFs being “duly stamped” shall include circumstances in which HMRC has confirmed in writing that it does not object to the registration by Borrower of the Exchange Transaction, either because relief from stamp duty has been granted by HMRC under section 77 of the Finance Act 1986 in respect of the STFs, or because stamp duty has been paid by New Loan Party in respect of the STFs, in each case under temporary measures put in place by HMRC in respect of COVID-19).

15.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:
“HoldCo” is IMMUNOCORE HOLDINGS LIMITED a private limited company incorporated under the laws of England and Wales and limited by shares under registration number 13119746 with offices located at 92 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY, UK.
“HoldcoTax Deduction” means a deduction or withholding for or on account of Tax imposed by the jurisdiction in which the Holdco is resident in respect of payment made by the Holdco under a Loan Document, other than a deduction or withholding required by FATCA or a UK Tax Deduction.
“Loan Party” is each of Parent, HoldCo, Core Sub and Commercial Sub, individually.
“Loan Parties” are collectively Parent, HoldCo, Core Sub and Commercial Sub.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, or filing Taxes or any other similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment, or (ii) imposed with respect to any assignment or transfer by  Lender under Section 12.1 (Successors and assigns) of this Agreement.
“Success Fee Letter” is that certain amended and restated success fee letter agreement entered into by and between Parent and Oxford on the First Amendment Date.

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16.	Parts (g) and (h) of the defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“(g)        business credit card Indebtedness in an aggregate principal amount not in excess of Five Hundred Fifty Thousand Dollars ($500,000.00) at any time outstanding;

(h)          reimbursement obligations under letters of credit related to existing leases, together with such obligations in respect of such other letters of credit as may be established in favor of the Loan Parties or their Subsidiaries, not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time outstanding;”

17.	Parts (i) and (j) of the defined term “Permitted Liens” in Section 13.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“(i)        Liens on segregated bank accounts of Loan Parties and identified to Collateral Agent in writing securing Indebtedness described in clause (g) the definition of Permitted Indebtedness provided that such Liens may not secure obligations in excess of Five Hundred Thousand Dollars ($500,000.00);

(j)          Liens on segregated bank accounts of Loan Parties (or other accounts with capture set-off rights in respect of credit card fees and applicable credit card exposure) and identified to Collateral Agent in in writing securing Indebtedness described in clause (h) the definition of Permitted Indebtedness provided that such Liens relating to the credit cards may not secure obligations in excess of Five Hundred Thousand Dollars ($500,000.00);”

18.	Section 13.1 of the Loan Agreement is hereby amended by deleting therefrom definitions of “HoldCo Loan Agreement,” “HoldCo Transaction,” and “SPAC.”

19.
Waiver and Extension. With reference to that certain Post Closing Letter, dated as of November 6, 2020, and Exhibit A attached thereto, the Loan Parties, Collateral Agent and Lenders hereby agree as follows:

a.	The bailee waiver from DHL referenced in Section 5 on Exhibit A is hereby waived, and any Event of Default that shall have occurred with respect to non-delivery of such bailee waiver is hereby waived;

b.
The due date of the assignment separate from certificate, and share certificate (if not previously delivered to Collateral Agent) of Immunocore Ireland referenced in Section 2 of Exhibit A is hereby extended to February 18, 2021, and any Event of Default that shall have occurred with respect to non-delivery of such items is hereby waived;

20.	Limitation of Amendment and Waivers.

a.
The amendments, waivers and consents set above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Loan Parties may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. For the avoidance of doubt, this Amendment shall be considered part of the Loan Documents.

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21.	To induce Collateral Agent and Lenders to enter into this Amendment, Loan Parties hereby represents and warrants to Collateral Agent and Lenders as follows:

a.
Holdco has no liabilities, Indebtedness or outstanding litigation immediately prior to the consummation of the Exchange Transaction and the HoldCo has no material liabilities, Indebtedness or outstanding litigation immediately prior to the consummation of the Exchange Transaction (this does not take away from any other representation or warranty previously made or being made herein by Borrower).

b.
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

c.	Each of the Loan Parties has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

d.
The organizational documents of Loan Parties delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Loan Parties to the Collateral Agent, and including following and in connection with the Exchange Transactions, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

e.	The execution and delivery by Loan Parties of this Amendment and the performance by each of them of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

f.
The execution and delivery by Loan Parties of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on such Loan Party, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on such Loan Party, or (iv) the organizational documents of such Loan Party;

g.
The execution and delivery by Loan Parties of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on such Loan Party, except as already has been obtained or made; and

h.
This Amendment has been duly executed and delivered by each of Loan Party and is the binding obligation of such Loan Party, enforceable against Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

22.
Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

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23.
This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement, (c) delivery by HoldCo to Collateral Agent of a separate Guaranty (in such form and substance as acceptable to Collateral Agent) entered into by HoldCo, (d) delivery by HoldCo to Collateral Agent of the HoldCo Security Agreement entered into by HoldCo and (e) delivery by Parent of fully executed Success Fee Letter to Oxford.

24.	Borrower hereby covenants to the following:

a.	On the date hereof, deliver to Collateral Agent, evidence of consummation of the Exchange Transaction, subject to the post closing portions of such transactions.

b.
On or before the due date set forth in Section 2(c) of this Amendment, deliver to Collateral Agent, original stock certificate(s) for all outstanding Shares of Parent along with assignment separate(s).

c.
On or before February 22, 2021, deliver to Collateral Agent evidence satisfactory to Collateral Agent that the property insurance policies required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent.

25.
Each Loan Party hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting  or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, such Loan Party waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest relative to the Loan Documents: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

26.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

27.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

IMMUNOCORE LIMITED

By	/s/ Bahija Jallal
Name: Bahija Jallal
Title: Director and Chief Executive Officer

GUARANTORS:

IMMUNOCORE LLC

By	/s/ Bahija Jallal
Name: Bahija Jallal
Title: Chief Executive Officer

IMMUNOCORE COMMERCIAL LLC

By	/s/ Bahija Jallal
Name: Bahija Jallal
Title: Chief Executive Officer

IMMUNOCORE HOLDINGS LIMITED

By	/s/ Bahija Jallal
Name: Bahija Jallal
Title: Director and Chief Executive Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LUXEMBOURG S.À R.L.

By
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

IMMUNOCORE LIMITED

By
Name:
Title:

GUARANTORS:

IMMUNOCORE LLC

By
Name:
Title:

IMMUNOCORE COMMERCIAL LLC

By
Name:
Title:

IMMUNOCORE HOLDINGS LIMITED

By
Name:
Title:

COLLATERAL AGENT A.ND LENDER:

OXFORD FINANCE LUXEl\1BOURG S.A R.L.

By	/s/ Laurent Belik
Name:	Laurent Belik
Title:	Manager

By	/s/ Caroline Kinyua
Name:	Caroline Kinyua
Title:	Manager

EXHIBIT A

Exchange Agreement

Please see attached

DATED	2021

(1) THE SELLERS

and

(2) THE BENEFICIAL OWNERS

and

(3) IMMUNOCORE LIMITED

and

(4) IMMUNOCORE HOLDINGS LIMITED

SHARE EXCHANGE AGREEMENT
relating to the interposition of a new holding company to hold the entire issued share capital of Immunocore Limited

CONTENTS

1.	Interpretation	4

2.	Waiver of pre-emption rights	6

3.	Share Exchange	7

4.	Consideration	7

5.	Completion	8

6.	Warranties	10

7.	United States tax matters	13

8.	Provisions relating to this Agreement	14

9.	Notices	15

10.	Law and jurisdiction	17

11.	Agency	17

12.	Nominee arrangements	19

SCHEDULE 1		20

THIS AGREEMENT is dated _____________________ 2021 and made

BETWEEN:

(1)
THE PERSONS whose names and addresses are set out in column (A) of the table in Part A of Schedule 1, save for those persons whose names are marked with an asterix next to their names in such table (each a “Seller” and together the “Sellers”);

(2)	THE PERSONS whose names and addresses are set out in column (A) of the table in Part B of Schedule 1 (each a “Beneficial Owner” and together the “Beneficial Owners”);

(3)
IMMUNOCORE LIMITED, a private limited company incorporated under the laws of England and Wales (company number: 06456207) whose registered office is at 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom OX14 4RY (the “Company”); and

(4)
IMMUNOCORE HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales (company number: 13119746) whose registered office is at 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom OX14 4RY (the “Buyer”).

WHEREAS:

(A)
(i) The Sellers; and (ii) the persons whose names and addresses are set out in column (B) of the table in Part B of Schedule 1 (each a “Nominee Shareholder” and together the “Nominee Shareholders”) are the legal owners of the entire issued share capital of the Company comprising 2,679,764 Ordinary Shares, 1,699,576 Series A Shares, 1,148,703 Series B Shares, 823,719 Series C Shares, 43,490 G1 Shares and 19,260 G2 Shares (together, the “Sale Shares”).

(B)
Each of the Nominee Shareholders holds the legal title to the Sale Shares set out against such Nominee Shareholder’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1 on behalf of the Beneficial Owner set out next to such Nominee Shareholder’s name in column (A) of the table in Part B of Schedule 1.

(C)
The Buyer wishes to acquire from the Sellers and, as regards the Sale Shares referred to in recital (B), the Beneficial Owners and the Nominee Shareholders the Sale Shares on the terms of this Agreement in consideration of the issue by the Buyer of such proportions and classes of its shares to the Sellers and the Nominee Shareholders so that the issued share capital of the Buyer following Completion is (ignoring the subscriber share which will be held (in addition) by the initial shareholder of the Buyer) identical to the issued share capital of the Company immediately prior to Completion and is held by the Sellers and the Nominee Shareholders in the same proportions, save that the number of shares in the capital of the Buyer is proportionately higher (the “Share Exchange”). The parties agree that the Share Exchange constitutes a Holding Company Reorganisation within the meaning of the Company Articles.

(D)
Immediately prior to the allotment and issue of the Consideration Shares by the Buyer pursuant to this Agreement, the entire issued share capital of the Buyer comprises one ordinary share of £0.0001 in the capital of the Buyer (such share being fully paid up and held by Sir John Irving Bell (as the initial shareholder of the Buyer)).

(E)
The Share Exchange is intended to qualify as an exchange under section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and may also qualify as a “reorganization” under section 368(a) of the Code. The parties intend for this Agreement to constitute a “plan of reorganization” under the provisions of section 368(a) of the Code and U.S. Treasury Regulations 1.368-2(g) and 1.368-3, if applicable.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement where the context admits:

“Board” means the board of directors of the Company as constituted from time to time;

“Code” has the meaning given in recital (E);

“Companies Act” means the Companies Act 2006 of the United Kingdom as in force from time to time;

“Company Articles” means the articles of association of the Company adopted on 21 December 2020, as amended, replaced or supplemented from time to time;

“Completion” means the date upon which completion of the sale and purchase of the Sale Shares by the Buyer shall take place in accordance with the terms of this Agreement;

“Consideration Shares” means the Ordinary Consideration Shares, Series A Consideration Shares, the Series B Consideration Shares, the Series C Consideration Shares, the G1 Consideration Shares and the G2 Consideration Shares, each having the rights set out in the New Articles;

“Encumbrance” means any claim, charge, pledge, mortgage, lien, assignment, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind (including any created by law) or an agreement, arrangement or obligation to create any of the foregoing;

“G1 Consideration Shares” means the G1 shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“G1 Shares” means the G1 shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“G2 Consideration Shares” means the G2 shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“G2 Shares” means the G2 shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied;

“Investor Director” has the same meaning as set out in the New Articles;

“IPO” has the same meaning as set out in the New Articles;

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;

“New Articles” means the new articles of association of the Buyer adopted on _______________ 2021;

“New Shareholders’ Agreement” means the shareholders’ agreement relating to the Buyer (in substantially the same form as the Shareholders’ Agreement) to be entered into between the Buyer and certain of the Sellers immediately following Completion;

“Nominee Shareholder(s)” has the meaning set out in recital (A);

“Ordinary Consideration Shares” means the ordinary shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“Ordinary Shares” means the ordinary shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“Permitted Transferees” has the same meaning as set out in the New Articles;

“Prospective Qualifying IPO” means an IPO that the board of directors of the Buyer in good faith believes will constitute a Qualifying IPO;

“Qualifying IPO” has the same meaning as set out in the New Articles;

“Sale Shares” has the meaning given in recital (A);

“Series A Consideration Shares” means the series A convertible preference shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“Series A Shares” means the series A convertible preference shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“Series B Consideration Shares” means the series B convertible preference shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“Series B Shares” means the series B convertible preference shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“Series C Consideration Shares” means the series C convertible preference shares of £0.0001 each in the capital of the Buyer having the rights set out in the New Articles;

“Series C Shares” means the series C convertible preference shares of £0.0001 each in the capital of the Company having the rights set out in the Company Articles;

“Share Exchange” has the meaning given in recital (C); and

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company between the Company and certain of the Sellers dated 21 December 2020, as amended from time to time.

1.2	References to clauses and schedules are references to clauses of, and Schedules to, this Agreement and references to this Agreement include the Schedules.

1.3	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Unless the context does not so admit, references to the singular include a reference to the plural and references to the masculine include a reference to the feminine and the neuter.

1.5	In this Agreement, the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”.

2.	Waiver of pre-emption rights

2.1
Each Seller, in his, her or its capacity as holder of the Sale Shares set out beside such Seller’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1, hereby waives all rights of pre-emption whether conferred upon such Seller by the Companies Act, the Company Articles, the Shareholders’ Agreement or otherwise in respect of the sale and transfer of the Sale Shares held by such Seller subject to the terms of, and as set forth in, this Agreement.

2.2
Each Beneficial Owner hereby waives and agrees to procure, and acknowledges and confirms that such Beneficial Owner has procured, the waiver by its Nominee Shareholder (as holder of the Sale Shares set out beside such Nominee Shareholder’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1) of all rights of pre-emption whether conferred upon such Nominee Shareholder by the Companies Act, the Company Articles, the Shareholders’ Agreement or otherwise in respect of the sale and transfer of the Sale Shares held by such Nominee Shareholder subject to the terms of, and as set forth in, this Agreement.

3.	Share Exchange

3.1	Terms of Sale

Subject to the terms of this Agreement, each Seller and each Beneficial Owner, in respect of himself, herself or itself only, shall sell and transfer (or procure the transfer) to the Buyer with full title guarantee, free from all Encumbrances (save for those which arise pursuant to the Company Articles and/or the Shareholders’ Agreement) and together with all rights now or hereafter attaching thereto, the Sale Shares held by such Seller or such Beneficial Owner’s Nominee Shareholder, being those Sale Shares set out beside such Seller’s name and such Beneficial Owner’s Nominee Shareholder’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1, and the Buyer shall purchase such Sale Shares with all rights attaching to them.

3.2	No sale of part only

None of the parties shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

4.	Consideration

4.1	Consideration Shares

The total consideration for the Sale Shares due from the Buyer for the sale and transfer of the Sale Shares shall be the allotment and issue of the Consideration Shares, fully paid, to the Sellers and the Nominee Shareholders with each Seller and each Nominee Shareholder being allotted and issued the number and class of such Consideration Shares that are set out beside their respective names in column (H) of the table in Part A of Schedule 1, such that for every one Sale Share held by each Seller and each Nominee Shareholder, such Seller and such Nominee Shareholder shall receive 100 Consideration Shares of the same class as the Sale Share held by such Seller and such Nominee Shareholder immediately prior to Completion.

4.2	Rights

The Consideration Shares shall carry the rights and be subject to the restrictions set out in the New Articles including (where applicable) the right to receive all dividends, distributions or any return of capital declared, made or paid after the date of this Agreement.

4.3	Registration

The Consideration Shares referred to in clause 4.1 shall not be registered in the name of any person other than the Seller or the Nominee Shareholder to whom such shares are allotted and issued and the right to such allotment and issue of Consideration Shares shall not be capable of renunciation in any way.

5.	Completion

5.1	Completion

Completion shall take place immediately following the execution of this Agreement, or such other date as may be agreed between the Buyer and the Sellers that constitute a “Preferred Majority” (as defined in the Company Articles). For the avoidance of doubt, Completion shall occur simultaneously in respect of all Sale Shares and shall not occur unless the entire issued share capital of the Company is simultaneously transferred to the Buyer.

5.2	Sellers’ and Beneficial Owners’ Obligations at Completion

On Completion:

(A)
each Seller shall deliver to the Buyer stock transfer form(s) in respect of the Sale Shares registered in the name of such Seller duly executed by such Seller in favour of the Buyer together with the share certificates for such Sale Shares or duly executed indemnities in respect of such share certificates;

(B)
each Beneficial Owner shall procure the delivery by its relevant Nominee Shareholder to the Buyer of the stock transfer form(s) in respect of the Sale Shares registered in the name of such Nominee Shareholder duly executed by such Nominee Shareholder in favour of the Buyer together with the share certificates for such Sale Shares or duly executed indemnities in respect of such share certificates; and

(C)	each Seller and Beneficial Owner who is a party to the Shareholders’ Agreement shall deliver to the Buyer the New Shareholders’ Agreement, duly executed by such Seller and Beneficial Owner.

5.3	Buyer’s Obligations at Completion and post Completion

(A)	On Completion, the Buyer shall:

(1)
allot and issue to the Sellers and the Nominee Shareholders, free from all Encumbrances and fully paid, the number of Consideration Shares set out beside their respective names in column (H) of the table in Part A of Schedule 1;

(2)
procure that the names of the Sellers and the Nominee Shareholders are entered in the register of members of the Buyer in respect of the Consideration Shares allotted to them pursuant to clause 3 (and the register of applications and allotments and the register of persons with significant control of the Buyer be updated accordingly);

(3)
execute and deliver to the Sellers and the Nominee Shareholders share certificate(s) in respect of the number and classes of Consideration Shares allotted to them as set out beside their respective names in column (H) of the table in Part A of Schedule 1; and

(4)	deliver to all signatories thereto the New Shareholders’ Agreement, duly executed by the Buyer.

(B)	Within 30 days of Completion, the Buyer shall file Companies House form SH01 (return of allotment of shares) in respect of the allotment of the Consideration Shares pursuant to this Agreement.

5.4	Company’s Obligations at Completion

On or as soon as practicable after Completion, the Board shall approve directors’ resolutions of the Company, as part of which there shall be passed a resolution to (subject to due stamping or adjudication that such transfers are not liable to stamp duty) approve the registration of the transfers of the Sale Shares to the Buyer and that the name of the Buyer be entered in the register of members of the Company in respect of the Sale Shares transferred to it from the Sellers and the Nominee Shareholders pursuant to clause 3 (and the register of transfers and the register of persons with significant control of the Company be updated accordingly).

5.5	Further Assurance

At any time after the date hereof, each party shall, at the request and cost of the other party, execute such documents and do such acts and things as the requesting party may reasonably require for the purpose of: (i) vesting the Sale Shares in the Buyer and giving to the Buyer the full benefit of all the provisions of this Agreement; and (ii) vesting the Consideration Shares in the Sellers and the Nominee Shareholders and giving the Sellers, the Nominee Shareholders and the Beneficial Owners the full benefit and provisions of this Agreement, provided that the procurement or execution of such request does not result in: (a) a material adverse and disproportionate effect on any non-requesting party; nor (b) any non-requesting party being in violation of applicable laws or regulations.

6.	Warranties

6.1	Seller and Beneficial Owner Warranties

(A)	Each Seller hereby severally warrants to and for the benefit of the Buyer as follows:

(1)
Capacity. Such Seller has full power and authority to enter into and perform this Agreement, and may execute and deliver this Agreement and perform such Seller’s obligations hereunder without requiring or obtaining the consent of any third party and this Agreement constitutes (or will when executed constitute) valid and binding obligations of such Seller in accordance with its terms.

(2)
Title. Such Seller is the registered owner of the number of Sale Shares set out against such Seller’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1 and has the right to transfer the entire legal and beneficial title to such Sale Shares free from any Encumbrances (save for those which arise pursuant to the Company Articles and/or the Shareholders’ Agreement).

(B)	Each Beneficial Owner hereby severally warrants to and for the benefit of the Buyer as follows:

(1)
Capacity. Such Beneficial Owner has full power and authority to enter into and perform this Agreement, and may execute and deliver this Agreement and perform such Beneficial Owner’s obligations hereunder without requiring or obtaining the consent of any third party and this Agreement constitutes (or will when executed constitute) valid and binding obligations of such Beneficial Owner in accordance with its terms.

(2)
Title. Such Beneficial Owner’s Nominee Shareholder is the registered owner of the number of Sale Shares set out against such Nominee Shareholder’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1 and has the right to transfer the Sale Shares (and the Beneficial Owner has directed its Nominee Shareholder to transfer such Sale Shares to the Buyer (including the entire legal title)) free from any Encumbrances (save for those which arise pursuant to the Company Articles and/or the Shareholders’ Agreement).

(3)
Beneficial ownership. Such Beneficial Owner is the holder of the entire beneficial title to the number of Sale Shares set out against such Beneficial Owner’s Nominee Shareholder’s name in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1 and such Beneficial Owner has the right to transfer (or procure the transfer) of the entire legal and beneficial title to such Sale Shares to the Buyer free from any Encumbrances (save for those which arise pursuant to the Company Articles and/or the Shareholders’ Agreement).

(C)
The warranties given by each Seller or Beneficial Owner in clause 6.1(A) and/or clause 6.1(B) are given in respect of that Seller or Beneficial Owner only and no other person and each Seller and Beneficial Owner acknowledges and accepts that the Buyer is entering into this Agreement in reliance upon such warranties, each of which is given on the basis that it will remain true and accurate at all times up to and including Completion.

6.2	Company Warranties

The Company hereby warrants to and for the benefit of each Seller and each Beneficial Owner on a several basis as follows:

(A)	The Company has full power and authority to enter into and perform this Agreement and all agreements to be entered into by it pursuant to this Agreement.

(B)	The Company has been duly incorporated and is validly existing under the laws of England and Wales.

(C)	This Agreement constitutes (or will when executed constitute) binding and enforceable obligations on the Company in accordance with its terms.

(D)	The entering into and performance by the Company of its obligations under this Agreement:

(1)	will not result in a breach of any provision of the constitution of the Company;

(2)	will not result in a breach of, or constitute a default under, any agreement under which the Company enjoys rights or by which it is bound;

(3)	will not breach or constitute a default under any existing statutes or regulations having the force of law in England applicable to companies generally; and

(4)	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Company is party or by which it is bound; and

(5)	does not require the consent of any third party that has not already been obtained as of the date hereof.

6.3	Buyer Warranties

The Buyer hereby warrants to and for the benefit of each Seller and each Beneficial Owner on a several basis as follows:

(A)	Capacity

(1)	The Buyer has full power and authority to enter into and perform this Agreement and all agreements to be entered into by it pursuant to this Agreement.

(2)	The Buyer has been duly incorporated and is validly existing under the laws of England and Wales.

(3)	This Agreement constitutes (or will when executed constitute) binding and enforceable obligations on the Buyer in accordance with its terms.

(4)	The entering into and performance by the Buyer of its obligations under this Agreement:

(a)	will not result in a breach of any provision of the constitution of the Buyer;

(b)	will not result in a breach of, or constitute a default under, any agreement under which the Buyer enjoys rights or by which it is bound;

(c)	will not breach or constitute a default under any existing statutes or regulations having the force of law in England applicable to companies generally;

(d)	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Buyer is party or by which it is bound; and

(e)	does not require the consent of any third party.

(B)	Share Capital

(1)	Immediately prior to the allotment and issue of the Consideration Shares by the Buyer, the entire issued share capital of the Buyer comprises one ordinary share of £0.0001 in the capital of the Buyer.

(2)
No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire any shares, debentures or other securities of the Buyer, including pursuant to an option or warrant.

(3)
The Consideration Shares to be allotted and issued pursuant to the terms of this Agreement, when so allotted and issued in accordance with the terms and for the consideration set forth in this Agreement, will be validly allotted and issued, fully paid and free of any Encumbrances (other than restrictions on transfer under the New Articles or set out in the New Shareholders’ Agreement). The Consideration Shares to be issued pursuant to the terms of this Agreement will be issued in compliance with all applicable laws.

(C)	Subsidiaries

Other than pursuant to this Agreement, the Buyer has no interest in nor is it under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate.

(D)	Insolvency

(1)	Insolvency Proceedings have not commenced in relation to the Buyer or (if applicable) any part of its assets or undertaking.

(2)	There are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to the Buyer or (if applicable) any part of its assets or undertaking.

6.4	Warranties to be independent

Each of the warranties in clauses 6.1 to 6.3 above shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other warranty or anything in this Agreement.

7.	United States tax matters

7.1
None of the Sellers or Beneficial Owners have any current plan or intention, contractual obligation, legally binding commitment, or similar obligation to transfer any Consideration Shares received in the Share Exchange. None of the Sellers or Beneficial Owners (by procuring their respective Nominee Shareholders to do so) shall transfer any of Consideration Shares received in the Share Exchange if such transfer would adversely affect the treatment of the Share Exchange as an exchange described in section 351 of the Code or as a reorganisation within the meaning of section 368(a) of the Code, it being agreed that this clause 7.1 shall not prohibit any transfer that is otherwise permitted under this Agreement unless such transfer, following Completion, is pursuant to a plan entered into or an intention that existed on or prior to Completion.

7.2
The Share Exchange is intended to qualify as an exchange under section 351 of the Code and may also qualify as a “reorganization” under section 368(a) of the Code. The parties intend for this Agreement to constitute a “plan of reorganization” under the provisions of section 368(a) of the Code and U.S. Treasury Regulations 1.368-2(g) and 1.368-3, if applicable. Solely for United States tax purposes, the Buyer, the Sellers and the Beneficial Owners shall treat, and shall not take any United States tax reporting position inconsistent with the treatment of, the Share Exchange as a transaction pursuant to which no gain or loss is recognised under section 351 of the Code or as a reorganisation within the meaning of section 368(a) of the Code for U.S. tax purposes, unless otherwise required by Law. The Buyer, the Sellers and the Beneficial Owners shall, and shall cause their affiliates to (if required for United States tax purposes), prepare all United States tax filings, including any applicable statements required by Treasury Regulations §1.351-3(a), §1.351-3(b), §1.368-3(a), and/or §1.368- 3(b) as applicable (together, the “U.S. Tax Statements”) and, in a manner consistent with the treatment of the Share Exchange as a transaction pursuant to which no gain or loss is recognised under section 351 of the Code or as a reorganization within the meaning of section 368(a) of the Code unless otherwise required by applicable Law. Nothing herein shall require a Seller, a Beneficial Owner or its or their direct or indirect members to enter into a gain recognition agreement under section 367(a) of the Code or the Treasury Regulations thereunder. The Buyer, the Sellers and the Beneficial Owners (in each case, if applicable) shall report the Share Exchange as an exchange under section 351 of the Code unless otherwise notified in writing by the Buyer or unless otherwise required by law.

7.3
The Buyer, the Sellers and the Beneficial Owners and their affiliates shall reasonably cooperate with each other, including the sharing of relevant information, filings, and working papers (such as those related to the calculation of tax basis) necessary to complete the U.S. Tax Statements in a timely manner.

7.4	No consideration other than stock will be issued by the Buyer as part of the Share Exchange.

7.5	Each party to the Share Exchange will pay their respective expenses, if any, incurred in connection with the Share Exchange.

7.6	The Buyer will remain in existence following the Share Exchange.

8.	Provisions relating to this Agreement

8.1	Whole agreement and variations

(A)
This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, representations, warranties, assurances, undertakings and arrangements of any nature, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement or the documents referred to in it. Nothing in this clause 8.1(A) shall exclude any liability of any party to this Agreement for fraud or fraudulent misrepresentation.

(B)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

8.2	Agreement survives Completion

The provisions of this Agreement, in so far as the same are capable of being performed after but have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

8.3	Rights and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)
No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)
No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

8.4	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, it shall be deleted and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

8.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission including DocuSign in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

9.	Notices

9.1	Language

Any notice (which term shall include any other communication required to be given under this Agreement or in connection with the matters contemplated by it) shall, except where otherwise specifically provided, be in writing in the English language.

9.2	Service

(A)	Any communication and/or information to be given to a party in connection with this Agreement shall be in writing in English and shall either be:

(1)
delivered by hand or sent by pre-paid first-class post or a reputable international courier using overnight service (as applicable) at its registered office or: (i) in the case of a Seller, to the address of such Seller specified in the table in Part A of Schedule 1; or (ii) in the case of a Beneficial Owner, to the address of such Beneficial Owner’s Nominee Shareholder specified in column (B) of the table in Part B of Schedule 1; or

(2)	sent by email to the email addresses as may be notified by the parties from time to time,

(or in each such case to such other address as the recipient may notify to the other parties for such purpose).

(B)	A communication sent according to clause 9.2 shall be deemed to have been received:

(1)	if delivered by hand, at the time of delivery at the proper address;

(2)	if sent by pre-paid first-class post or a reputable international courier using overnight service, on the business day after posting; or

(3)	if sent by email, at the time of completion of transmission by the sender, unless the sender receives a notification that the email has not been successfully delivered,

except that if a communication is received between 5:30pm on a business day and 9:30am on the next business day, it shall be deemed to have been received at 9:30am on the second of such business days.

9.3
This clause 9 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution which shall be governed by the applicable law, rule or regulation.

9.4	Change of address

Any party to this Agreement may notify the other parties of any change to its address by giving written notice of the same to the other parties, provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

9.5	Electronic and website communications

Each of the Sellers and each of the Beneficial Owners (on behalf of their respective Nominee Shareholder) hereby agrees for the purposes of the Companies Act that the Buyer may send or supply documents and information to them as a member of the Buyer: (i) via the website www.immunocore.com; and/or (ii) in electronic form to any electronic address (including any email address) that has previously been provided to the Company for this purpose or otherwise used by the Company in communications with them.

10.	Law and jurisdiction

10.1	English Law

This Agreement and any dispute or claims relating to it or its subject matter or formation (including non-contractual disputes or claims) is governed by, and shall be construed in accordance with, English Law.

10.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

10.3	Contracts (Rights of Third Parties) Act 1999

No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

11.	Agency

11.1
Each Seller and each Beneficial Owner undertakes to the Buyer and to the Company (on a several basis) that such Seller or Beneficial Owner shall, and agrees to procure that any of his, her or its Permitted Transferees or Nominee Shareholder shall, from the date of this Agreement until the date on which the Buyer is entered in the register of members of the Company as holder of the relevant Sale Shares:

(A)
exercise all voting rights (including class rights) attaching to such Seller’s Sale Shares or such Nominee Shareholder’s Sale Shares (whether in writing or at a meeting of the shareholders of the Company or a class of any shareholders of the Company) to signify agreement on behalf of that Seller or that Nominee Shareholder to any resolution and/or class consent to be passed by the shareholders of the Company under Part 13 of the Companies Act or otherwise; and

(B)	approve, execute or sign and deliver all deeds, documents, resolutions (whether ordinary or special), consents, certificates, instruments, forms and/or agreements,

in each case as may be required under the Companies Act, this Agreement, the Company Articles or otherwise, which that Seller or Nominee Shareholder may be entitled to receive or do by reason of being or having been the registered holder of such Seller’s Sale Shares or such Nominee Shareholder’s Sale Shares, in such manner and on such terms as the Buyer in its absolute discretion thinks fit and to the exclusion of that Seller or any other person.

11.2	Without prejudice to the generality of clause 11.1, each Seller shall take such actions as required by clause 11.1 in connection with:

(A)
any re-organisation of the issued or unissued share capital of the Company (including, but not limited to, any conversion, re-designation, sub-division or consolidation of the issued share capital of the Company);

(B)	any reduction of capital of the Company (by way of any reduction in the nominal value, or number, of any of the shares of the Company and/or any reduction of any undistributable reserves); and/or

(C)	the adoption of new articles of association of the Company and any change of name of the Company,

including voting in favour of any written resolution and/or class consent proposed by the Board in connection with such matters, provided that nothing in clause 11.1 nor this clause 11.2 shall require any Seller or Nominee Shareholder to take any unlawful action or step.

11.3
Each Seller and each Beneficial Owner undertakes to the Buyer (on a several basis) that such Seller or Beneficial Owner shall, and agrees to procure that any of his, her or its Permitted Transferees or Nominee Shareholder shall, at the request of the board of directors of the Buyer (following a majority vote including an affirmative vote from an Investor Director):

(A)
exercise all voting rights (including class rights) attaching to such Seller’s Consideration Shares or such Nominee Shareholder’s Consideration Shares (whether in writing or at a meeting or the shareholders of the Buyer or a class of any shareholders of the Buyer); and

(B)	approve, execute or sign and deliver all deeds, documents, resolutions (whether ordinary or special), consents, certificates, instruments, forms and/or agreements,

in each case as may be required under the Companies Act, the New Shareholders’ Agreement, the New Articles or otherwise in order to give effect to, or which are considered by the board of directors of the Buyer to be desirable in connection with, a Qualifying IPO and/or a Prospective Qualifying IPO (provided that any such consent or approval of or vote for a Prospective Qualifying IPO will relate to the steps the board of directors of the Buyer believes to be desirable in preparation for a Qualifying IPO, but shall not allow the Buyer actually to implement an IPO that is not a Qualifying IPO).

11.4	Without prejudice to the generality of clause 11.3, each Seller and each Beneficial Owner shall take such actions as required by clause 11.3 in connection with:

(A)	the execution of the New Shareholders’ Agreement;

(B)	any reduction of capital of the Buyer (by way of any reduction in the nominal value of any of the shares of the Buyer and/or any reduction of any undistributable reserves);

(C)
the re-registration of the Buyer as a public limited company in accordance with the procedure set out in sections 90 – 96 (inclusive) of the Companies Act and the associated change of name of the Buyer and adoption of new articles of association of the Buyer appropriate for a public limited company (or equivalent in any jurisdiction);

(D)
consenting to a general meeting of the Buyer being held on short notice in accordance with section 307(4) of the Companies Act and providing a proxy in favour of any director of the Buyer to vote such Seller’s Consideration Shares or a Nominee Shareholder’s Consideration Shares in favour of any resolution and/or class consent proposed at such general meeting in connection with a Prospective Qualifying IPO; and

(E)
the authorisation of the board of directors of the Buyer to issue new shares in the Buyer pursuant to section 551 of the Companies Act and disapply any rights of pre-emption of the shareholders of the Buyer whether under section 561 of the Companies Act or set out in the New Articles.

11.5
If any Seller or Beneficial Owner fails to comply with the provisions of clauses 11.1 to 11.4, the Buyer shall be constituted as the agent of each defaulting Seller or defaulting Beneficial Owner (or its Nominee Shareholder, as applicable) for taking such actions as are necessary to enforce the provisions of clauses 11.1, 11.2, 11.3 and/or 11.4 and any director of the Buyer shall be empowered to execute and deliver on behalf of such defaulting Seller or defaulting Beneficial Owner (or its Nominee Shareholder, as applicable) any document that such director considers reasonably necessary in connection with any of the matters set out in clauses 11.1, 11.2, 11.3 and/or 11.4.

12.	Nominee arrangements

The Beneficial Owners are parties to this Agreement in their capacity as beneficial holders of the Sale Shares set out beside the names of their respective Nominee Shareholders in columns (B), (C), (D), (E), (F) and/or (G) of the table in Part A of Schedule 1, and, by signing below, hereby direct and instruct their respective Nominee Shareholders to transfer the entire interest in the relevant Sale Shares to the Buyer.

This Agreement has been entered into on the date stated at the beginning of it.

SCHEDULE 1

Part A

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
667, L.P. of 860 Washington Street, 3rd Floor, New York, NY 10014, United States	366	3,931	0	20,538	0	0	36,600 Ordinary Consideration Shares 393,100 Series A Consideration Shares 2,053,800 Series C Consideration Shares
Attridge, Penelope of Angeston Court, Fop Street, Uley, Dursley, GL11 5AL	661	0	0	0	0	0	66,100 Ordinary Consideration Shares
Avego Bioscience IMCR, LLC of c/o Avego Management, LLC, 1055B Powers Place, 2nd Floor, Alpharetta, GA 30009, United States	0	0	0	46,677	0	0	4,667,700 Series C Consideration Shares
Baker Brothers Life Sciences, L.P. of 860 Washington Street, 3rd Floor, New York, NY 10014, United States	4,599	49,181	0	254,036	0	0	459,900 Ordinary Consideration Shares 4,918,100 Series A Consideration Shares 25,403,600 Series C

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
							Consideration Shares
* The Bank of New York (Nominees) Limited of One Piccadilly Gardens, Manchester, M1 1RN	6,296	67,323	0	0	0	0	629,600 Ordinary Consideration Shares 6,732,300 Series A Consideration Shares
* BBHISL Nominees Ltd, Acct 122514 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom	6,857	73,318	0	0	0	0	685,700 Ordinary Consideration Shares 7,331,800 Series A Consideration Shares
* BBHISL Nominees Ltd, Acct 130646 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom	1,892	20,244	0	0	0	0	189,200 Ordinary Consideration Shares 2,024,400 Series A Consideration Shares
* BBHISL Nominees Ltd, Acct 131418 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom	5	75	0	0	0	0	500 Ordinary Consideration Shares 7,500 Series A Consideration Shares
Bell, John Irving of Riverholme, Thames Street, Wallingford, OX10 0HD, United	1,152	0	0	0	0	0	115,200 Ordinary Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Kingdom
Betton, Andrew of 21 Old Farm Avenue, London, N14 5QR	776	0	0	0	0	0	77,600 Ordinary Consideration Shares
Bill & Melinda Gates Foundation of PO Box 23350, Seattle MD, United States	6,948	0	203,697	0	0	0	694,800 Ordinary Consideration Shares 20,369,700 Series B Consideration Shares
BlackRock Health Sciences Trust II of 100 Bellevue Parkway, Wilmington, Delaware 19809	0	0	0	64,380	0	0	6,438,000 Series C Consideration Shares
BlackRock Health Sciences Master Unit Trust of 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands	0	0	0	1,517	0	0	151,700 Series C Consideration Shares
Blackwell, Christina Jane of Flat 3, 14 Cheyne Gardens, London SW3 5QT	74,673	800	0	0	0	0	7,467,300 Ordinary Consideration Shares 80,000 Series A Consideration Shares
Blackwell, Nigel Stirling of The Ham, Ickleton Road, Wantage, Oxfordshire,	164,428	1,350	2	0	0	0	16,442,800 Ordinary

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
OX12 9JA, United Kingdom							Consideration Shares 135,000 Series A Consideration Shares 200 Series B Consideration Shares
Blackwell, Nigel and Roots, Nigel, the Trustees of The Ham Trust of The Ham, Ickleton Road, Wantage, Oxfordshire, OX12 9JA, United Kingdom	6,329	0	0	0	0	0	632,900 Ordinary Consideration Shares
Blackwell, Nigel, Roots, Nigel and Maitland, Jane, the Trustees of the Nigel Blackwell Family Trust of The Ham, Ickleton Road, Wantage, Oxfordshire, OX12 9JA, United Kingdom	170,730	1,062	0	0	0	0	17,073,000 Ordinary Consideration Shares 106,200 Series A Consideration Shares
Canuto, Corin of 23 High Street, Potterne, Wiltshire, SN10 5NA, United Kingdom	815	0	0	0	0	0	81,500 Ordinary Consideration Shares
CCB International Overseas Limited of 12/F, CCB Tower, 3 Connaught Road Central, Central, Hong Kong	2,179	0	63,905	0	0	0	217,900 Ordinary Consideration Shares 6,390,500 Series B Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
							Shares
The Chancellor, Masters and Scholars of the University of Oxford of c/o Oxford University Innovation, Buxton Court, 3 West Way, Oxford OX2 0JB, United Kingdom	29,886	404	0	0	0	0	2,988,600 Ordinary Consideration Shares 40,400 Series A Consideration Shares
* Chase Nominees Limited A/C Fidlend of PO Box 7732, 1 Chaseside, Bournemouth, BH1 9XA, United Kingdom	1,053	11,275	0	0	0	0	105,300 Ordinary Consideration Shares 1,127,500 Series A Consideration Shares
Cross, Nicholas John of Lashford House, Dry Sandford, Abingdon, Oxfordshire, OX13 6JP, United Kingdom	467,458	6,462	2	0	0	0	46,745,800 Ordinary Consideration Shares 646,200 Series A Consideration Shares 200 Series B Consideration Shares
The Dean and Chapter of the Cathedral Church of Christ in Oxford of the Foundation of King Henry the Eighth of The Treasury, St Aldates, Oxford, OX1 1DP	2,419	41	0	0	0	0	241,900 Ordinary Consideration Shares 4,100 Series A Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Duffy, Anthony of 20 Burnbury Road, London, SW12 0EJ	1,034	0	0	0	0	0	103,400 Ordinary Consideration Shares
Eli Lilly SA of Chemin des Coquelicots 16, 1214, Vernier, Switzerland	39,703	398,338	71,588	0	0	0	3,970,300 Ordinary Consideration Shares 39,833,800 Series A Consideration Shares 7,158,800 Series B Consideration Shares
Financial Consultants (Jersey) Limited a/c 91 of Centenary House, La Grande Route de St Pierre, St Peter, JE3 7AY, Jersey	35,186	416	0	0	0	0	3,518,600 Ordinary Consideration Shares 41,600 Series A Consideration Shares
Four Pines Master Fund LP of 650 South Exeter Street, Suite 1070, Baltimore MD 21202, United States	0	0	0	27,457	0	0	2,745,700 Series C Consideration Shares
GA IMC Holding, L.P. of Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda	18,963	0	555,893	219,659	0	0	1,896,300 Ordinary Consideration Shares 55,589,300 Series B Consideration Shares 21,965,900 Series C

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
							Consideration Shares
Gee, Jonathan of 3 Hornbeam Close, Podington, Wellingborough, NN29 7HZ	1,322	0	0	0	0	0	132,200 Ordinary Consideration Shares
GT Healthcare Fund 1 LP of c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1- 9008, Cayman Islands	116,599	0	0	0	0	0	11,659,900 Ordinary Consideration Shares
HC IC Holdings LLC of 1177 Avenue of the Americas, 40th floor, New York, NY 10036, United States	0	0	0	8,237	0	0	823,700 Series C Consideration Shares
Hietanen, Satu of 297a Green Lanes, London N4 2ES	287	0	0	0	0	0	28,700 Ordinary Consideration Shares
Holmes, Andrew of 51 Doneraile Street, London, SW6 6EW	130	300	0	0	0	0	13,000 Ordinary Consideration Shares 30,000 Series A Consideration Shares
Immunocore Nominees Limited of 92 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY, United	22,300	0	0	0	43,490	19,260	2,230,000 Ordinary Consideration Shares 4,349,000 G1 Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Kingdom							Shares 1,926,000 G2 Consideration Shares
Jakobsen, Bent Karsten of Flat 7, Lincombe Lodge, Fox Lane, Boars Hill, Oxford OX1 5DN, United Kingdom	39,973	0	0	0	0	0	3,997,300 Ordinary Consideration Shares
JDRF T1D Fund, LLC of 200 Vesey Street, 28th Floor, New York, NY 10281, United States	1,090	0	31,953	0	0	0	109,000 Ordinary Consideration Shares 3,195,300 Series B Consideration Shares
Moore Kingston Smith Trust Corporation Limited and Tilly Vivien Lesley Chown as Trustees of the William Thomas Chown Discretionary Will Trust of Devonshire House, 60 Goswell Road, London EC1M 7AD, United Kingdom	24,676	0	0	0	0	0	2,467,600 Ordinary Consideration Shares
Knowles, Jonathan Kenneth Charles of Paradiesstrasse 73, CH4102, Binningen, Baselland, Switzerland	49,775	664	832	0	0	0	4,977,500 Ordinary Consideration Shares 66,400 Series A Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
							83,200 Series B Consideration Shares
Laing, Caroline Elizabeth of 4 Charlbury Road, Oxford, OX2 6UT, United Kingdom	88,628	1,228	0	0	0	0	8,862,800 Ordinary Consideration Shares 122,800 Series A Consideration Shares
Laing, Ian Michael of 4 Charlbury Road, Oxford, OX2 6UT, United Kingdom	377,792	5,234	2	0	0	0	37,779,200 Ordinary Consideration Shares 523,400 Series A Consideration Shares 200 Series B Consideration Shares
Lammer, Peter of Newton House, Faringdon, SN7 8PY, United Kingdom	96,589	0	8,595	0	0	0	9,658,900 Ordinary Consideration Shares 859,500 Series B Consideration Shares
Levi, Sergio of 29 Milliner House, Hortensia Road, London SW10 0QB	374	0	0	0	0	0	37,400 Ordinary Consideration Shares
Lincoln College Oxford of Turl Street,	2,419	41	0	0	0	0	241,900 Ordinary Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Oxford, OX1 3DR							Shares 4,100 Series A Consideration Shares
* Mag & Co. FBO Fidelity Series Growth Company Fund of 140 Broadway, New York NY 10005, United States	1,730	18,504	0	0	0	0	173,000 Ordinary Consideration Shares 1,850,400 Series A Consideration Shares
Malin Life Sciences Holdings Limited of 2 Harbour Square, Crofton Road, Dun Laoghaire, County Dublin, A96 D6R0 Ireland	46,991	424,894	0	0	0	0	4,699,100 Ordinary Consideration Shares 42,489,400 Series A Consideration Shares
Master and Scholars of Balliol College in the University of Oxford of Broad Street, Oxford, OX1 3BJ	2,419	41	0	0	0	0	241,900 Ordinary Consideration Shares 4,100 Series A Consideration Shares
MediGene AG of Lochhamer Strasse 11, 82152, Planegg/Martinsried, Germany	32,407	0	0	0	0	0	3,240,700 Ordinary Consideration Shares
Mellon, James of Viking House, Nelson	3,571	0	0	0	0	0	357,100 Ordinary Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Street, Douglas, Isle Of Man, IM1 2AH							Shares
Merton Acquisition HoldCo LLC of 4 Park Plaza, Suite 550, Irvine CA 92614, USA	47,093	239,003	0	0	0	0	4,709,300 Ordinary Consideration Shares 23,900,300 Series A Consideration Shares
Molloy, Peter Eamon of 193 Great Knollys Street, Reading, Berkshire, RG1 7HA	405	0	0	0	0	0	40,500 Ordinary Consideration Shares
N5 Investments AS of Parkveien 55, Oslo, 0256, Norway	1,613	0	0	0	0	0	161,300 Ordinary Consideration Shares
Neomed Innovation V L.P. of 13 Castle Street, St. Helier, Jersey JE4 5UT, Channel Islands	24,807	0	0	0	0	0	2,480,700 Ordinary Consideration Shares
* Nortrust Nominees Limited a/c WIZ02 of 50 Bank Street, London, E14 5NT, United Kingdom	27,303	291,814	0	0	0	0	2,730,300 Ordinary Consideration Shares 29,181,400 Series A Consideration Shares
Nuframe Limited of Centenary House, La Grande Route de St Pierre, St Peter,	35,185	416	0	0	0	0	3,518,500 Ordinary Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
JE3 7AY, Jersey							41,600 Series A Consideration Shares
Pointer, David James of 38 Pearce Avenue, Poole, BH14 8EH, United Kingdom	100,431	1,391	0	0	0	0	10,043,100 Ordinary Consideration Shares 139,100 Series A Consideration Shares
The President Fellows and Scholars of the College of the Holy and Undivided Trinity in the University of Oxford of Broad Street, Oxford, OX1 3BH	1,210	21	0	0	0	0	121,000 Ordinary Consideration Shares 2,100 Series A Consideration Shares
President and Scholars of the College of Corpus Christi in the University of Oxford of Merton Street, Oxford, OX1 4JF	1,210	21	0	0	0	0	121,000 Ordinary Consideration Shares 2,100 Series A Consideration Shares
President and Scholars of the College of Saint Mary Magdalen in the University of Oxford of High Street, Oxford, OX1 4AU	1,935	33	0	0	0	0	193,500 Ordinary Consideration Shares 3,300 Series A Consideration Shares
The Principal and Fellows of the College of the Lady Margaret in the	1,210	21	0	0	0	0	121,000 Ordinary Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
University of Oxford of Lady Margaret Hall, Norham Gardens, Oxford OX2 6QA							Shares 2,100 Series A Consideration Shares
The Principal and Fellows of Somerville College in the University of Oxford of Woodstock Road, Oxford, OX2 6HD	1,210	21	0	0	0	0	121,000 Ordinary Consideration Shares 2,100 Series A Consideration Shares
Robinson, George Edward Silvanus of 20 Campden Hill Square, London, W8 7JY, United Kingdom	424,255	6,447	2	0	0	0	42,425,500 Ordinary Consideration Shares 644,700 Series A Consideration Shares 200 Series B Consideration Shares
Rock Springs Capital Master Fund LP of 650 South Exeter Street, Suite 1070, Baltimore MD 21202, United States	2,724	0	79,881	104,338	0	0	272,400 Ordinary Consideration Shares 7,988,100 Series B Consideration Shares 10,433,800 Series C Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
RTW Innovation Master Fund, Ltd of c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014	0	0	0	14,744	0	0	1,474,400 Series C Consideration Shares
RTW Master Fund, Ltd of c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014	4,967	53,112	0	45,530	0	0	496,700 Ordinary Consideration Shares 5,311,200 Series A Consideration Shares 4,553,000 Series C Consideration Shares
RTW Venture Fund Limited of c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014	1,580	0	46,324	16,606	0	0	158,000 Ordinary Consideration Shares 4,632,400 Series B Consideration Shares 1,660,600 Series C Consideration Shares
Spark Venture Management Limited of 62 Dean Street, London, W1D 4QF	725	12	0	0	0	0	72,500 Ordinary Consideration Shares 1,200 Series A Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
Spooner, John of Glebe Farm, Great Rissington, Cheltenham, GL54 2LH	115	0	0	0	0	0	11,500 Ordinary Consideration Shares
* State Street Nominees Limited a/c 24F3 of Quartermile 3, 10 Nightingale Way, Edinburgh EH3 9EG, United Kingdom	1,603	17,149	0	0	0	0	160,300 Ordinary Consideration Shares 1,714,900 Series A Consideration Shares
* State Street Nominees Limited a/c 24JA of Quartermile 3, 10 Nightingale Way, Edinburgh EH3 9EG, United Kingdom	375	4,035	0	0	0	0	37,500 Ordinary Consideration Shares 403,500 Series A Consideration Shares
* State Street Nominees Limited a/c IM86 of Quartermile 3, 10 Nightingale Way, Edinburgh EH3 9EG, United Kingdom	48	524	0	0	0	0	4,800 Ordinary Consideration Shares 52,400 Series A Consideration Shares
St Catherine’s College in the University of Oxford of Manor Road, Oxford, OX1 3UJ	13,516	166	0	0	0	0	1,351,600 Ordinary Consideration Shares 16,600 Series A Consideration Shares
Teichman, Thomas of 4 Ralston Street,	776	0	0	0	0	0	77,600 Ordinary Consideration

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
London, SW3 4DS							Shares
Terra Magnum LLC of 4701 Sangmore Road, Suite 100N-1018, Bethesda MD 20816, United States	136	0	3,995	0	0	0	13,600 Ordinary Consideration Shares 399,500 Series B Consideration Shares
Tran, Nghi of 8 Elm Close, Amersham, HP6 5DD	287	0	0	0	0	0	28,700 Ordinary Consideration Shares
Treves, Angela Veronica of 4 Alwyne Place, London, N1 2NL, United Kingdom	15,381	206	0	0	0	0	1,538,100 Ordinary Consideration Shares 20,600 Series A Consideration Shares
The Warden and Fellows of All Souls College of High Street, Oxford, OX1 4AL	967	16	0	0	0	0	96,700 Ordinary Consideration Shares 1,600 Series A Consideration Shares
The Warden and Fellows of St Antony’s College of 62 Woodstock Rd, Oxford, OX2 6JF	1,210	21	0	0	0	0	121,000 Ordinary Consideration Shares 2,100 Series A Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
The Warden and Scholars of the House or College of Scholars of Merton in the University of Oxford of Merton Street, Oxford, OX1 4JD	1,210	21	0	0	0	0	121,000 Ordinary Consideration Shares 2,100 Series A Consideration Shares
Wanganui Pty Limited of c/o Intralink Wealth Management, Level 14, 470 Collins Street, Melbourne VIC, 3000, Australia	10,073	0	2,151	0	0	0	1,007,300 Ordinary Consideration Shares 215,100 Series B Consideration Shares
WuXi PharmaTech Healthcare Fund I L.P. of 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai, 200131, China	2,724	0	79,881	0	0	0	272,400 Ordinary Consideration Shares 7,988,100 Series B Consideration Shares
TOTAL	2,679,764 Ordinary Shares	1,699,576 Series A Shares	1,148,703 Series B Shares	823,719 Series C Shares	43,490 G1 Shares	19,260 G2 Shares	267,976,400 Ordinary Consideration Shares 169,957,600 Series A Consideration Shares 114,870,300 Series B Consideration Shares 82,371,900 Series C Consideration Shares

(A) Name and address of Seller	(B) Ordinary Shares	(C) Series A Shares	(D) Series B Shares	(E) Series C Shares	(F) G1 Shares	(G) G2 Shares	(H) Number and class of Consideration Shares to be issued by the Buyer
4,349,000 G1 Consideration Shares 1,926,000 G2 Consideration Shares

PART B

(A) Beneficial Owner	(B) Name and address of Nominee Shareholders
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund	The Bank of New York (Nominees) Limited of One Piccadilly Gardens, Manchester, M1 1RN
Fidelity Select Portfolios: Biotechnology Portfolio	BBHISL Nominees Ltd, Acct 122514 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom
Fidelity Growth Company Commingled Pool	BBHISL Nominees Ltd, Acct 130646 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom
Fidelity Blue Chip Growth Commingled Pool	BBHISL Nominees Ltd, Acct 131418 of c/o HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, United Kingdom
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund	Chase Nominees Limited A/C Fidlend of PO Box 7732, 1 Chaseside, Bournemouth, BH1 9XA, United Kingdom
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund	Mag & Co. FBO Fidelity Series Growth Company Fund of 140 Broadway, New York NY 10005, United States
Schroder UK Public Private Trust Plc	Nortrust Nominees Limited a/c WIZ02 of 50 Bank Street, London, E14 5NT, United Kingdom
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund	State Street Nominees Limited a/c 24F3 of Quartermile 3, 10 Nightingale Way, Edinburgh EH3 9EG, United Kingdom
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund	State Street Nominees Limited a/c 24JA of Quartermile 3, 10 Nightingale Way,

(A) Beneficial Owner	(B) Name and address of Nominee Shareholders
Edinburgh EH3 9EG, United Kingdom
Fiam Target Date Blue Chip Growth Commingled Pool	State Street Nominees Limited a/c IM86 of Quartermile 3, 10 Nightingale Way, Edinburgh EH3 9EG, United Kingdom

EXECUTED for and on behalf of	)

IMMUNOCORE HOLDINGS LIMITED	)

acting by a director:	)

EXECUTED for and on behalf of	)

IMMUNOCORE LIMITED	)

acting by a director:	)